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EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 9, 2002

Ladies and Gentlemen:

              We have read paragraphs one through three of Item 4 included in the Form 8-K dated May 10, 2002 of Hanover Direct, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP